EXHIBIT 99.1

FOR IMMEDIATE RELEASE August 7, 2018

TANDY LEATHER FACTORY REPORTS  3rd QUARTER FINANCIAL RESULTS
Withdraws prior guidance as new leadership provides fresh view of the business

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) today reported financial results for the third quarter of 2018:

•
Q3'18 net sales increased 2.7% to $18.9 million, compared to prior year's $18.4 million.  North America reported SSS increase of 2.8% while International reported SSS decline of 13.1%.  New stores added $0.1 million of sales.

•	Q3'18 operating income was $0.3 million compared to prior year's $0.6 million, or a decrease of $0.3 million. Gross profit increased $0.2 million, while operating expenses increased $0.5 million.

"The improvement to our top line reflects a continued shift in sales to our retail customer base and an overall positive reception to the launch of our new product category of small machines," said Tina Castillo, Chief Financial Officer.  "During the third quarter, our teams made progress by opening two new stores in North America, closing one international store, and experimenting with Sunday openings, all of which led to an increase in our operating expenses, quarter over quarter.  In addition, the recent changes in leadership also had some cost impacts to our operating expenses."

Consolidated net loss for the quarter ended September 30, 2018 was $122,000 compared to $521,000 of net income for the third quarter of 2017.  Fully diluted earnings per share for the third quarter of 2018 was a $0.01 loss, compared to $0.06 income in last year's third quarter.  For the quarter, higher sales and gross profit were driven by trends in retail vs non-retail customer mix, as well as product mix, with more non-leather sales than leather.  Operating expenses increased $167,000 from the two new stores opened in July 2018, $200,000 of higher labor costs resulting from a tight labor market and our new extended hours including Sunday openings, as well as $304,000 of legal and advisory costs incurred in connection with our recent changes in leadership.  These increases in operating costs were partially offset by lower advertising spend.  Finally, an additional $250,000 of transition tax related to foreign earnings was finalized with our 2017 tax return filed in October 2018.  This additional tax was incurred as certain foreign net losses were subjected to federal limitation rules and did not provide anticipated benefits against cumulative Canadian earnings.

Consolidated sales for the nine months ended September 30, 2018 were $58.4 million, up 0.9% from 2017's comparable period sales of $57.8 million.  Consolidated net income for the first nine months of 2018 decreased to $2.6 million or $0.28 per fully-diluted share versus $2.8 million or $0.30 per fully-diluted share in the comparable period last year.

Consolidated gross profit margin for the year to date was 64.8%, compared to 63.7% for the year to date 2017.  Consolidated operating expenses increased approximately 3.0% or $969,000 for the year to date, compared to the same period in 2017.   Significant increases in operating expenses related to five new stores opened since the beginning of 2017, investments in our district manager program and new small machine product launch, higher labor costs associated with extended store hours including Sunday openings and a tighter labor market, legal and advisory costs associated with recent changes in leadership, and the closure of Northampton, UK store.  These increases in operating costs were partially offset by lower marketing and advertising spend.

At September 30, 2018, inventory totaled $40.7 million, with an average inventory per store of $190,000 (excluding inventory at our home office manufacturing and distribution center and in-transit inventory).  Compared to a year ago, inventory has decreased $0.4 million.

Newly-appointed Tandy CEO Janet Carr said, "My first few weeks with Tandy have been incredibly exciting.  Tandy's long history and heritage give the brand a strong foundation to rebuild our credibility in leathercrafting, and to create an emotional and engaging retail experience.  There is a lot of work ahead of us, but we see tremendous opportunity to broaden our customer reach, rebuild our brand equity, and create a platform for long term growth.  I look forward to sharing more in the coming months."

Financial Outlook

At this time, given our financial results year to date and recent changes in leadership, we are withdrawing our prior guidance for estimated 2018 sales and EPS.

Conference Call Information

A conference call will be conducted by senior management at 10:00 a.m. Eastern Time on November 8, 2018 and will be accessible to the public by calling 877-312-5524 or 253-237-1144.  Callers should dial in approximately 5 minutes before the call begins. A conference call replay will be available through 1:00 p.m. Eastern Time on November 13, 2018 and can be accessed by calling 855-859-2056 or 404-537-3406.  For both, reference conference ID number 4869105.  This call will be webcast and can be accessed at the company's web site at www.tandyleather.com.
Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 117 North American stores located in 42 US states and 7 Canadian provinces, and three International stores located in the United Kingdom, Australia, and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory's email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.
Contact:	Tina Castillo, Tandy Leather Factory, Inc.	(817) 872-3135 or tcastillo@tandyleather.com
	Janet Carr, Tandy Leather Factory, Inc.	(817) 872-3200 or jcarr@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected financial data:

	Quarter Ended 9/30/18		Quarter Ended 9/30/17
	Net Sales	Income from Operations	Net Sales	Income from Operations
North America	$18,046,045	$566,544	$17,421,013	$649,797
International	841,054	(251,100)	967,368	478
Total Operations	$18,887,099	$315,444	$18,388,381	$650,275

	Nine Months Ended 9/30/18		Nine Months Ended 9/30/17
	Net Sales	Income from Operations	Net Sales	Income from Operations
North America	$55,640,190	$4,383,393	$55,080,152	$4,276,247
International	2,713,594	(317,507)	2,738,844	(233,044)
Total Operations	$58,353,784	$4,065,886	$57,818,996	$4,043,203

North America	Quarter Ended 9/30/18		Quarter Ended 9/30/17
	# of stores	Net Sales	# of stores	Net Sales
Same stores	115	$17,900,890	115	$17,421,013
New stores	2	145,155	-	-
Total Sales – North America	117	$18,046,045	115	$17,421,013

North America	Nine Months Ended 9/30/18		Nine Months Ended 9/30/17
	# of stores	Net Sales	# of stores	Net Sales
Same stores	112	$54,529,907	112	$54,747,017
New stores	5	1,110,283	-	333,135
Total Sales – North America	117	$55,640,190	112	$55,080,152

International – we announced the closure of our Northampton, UK store at the end of September 2018 and there were no new stores for the three and nine-months ended September 30, 2018 and 2017, so total sales are equal to same store sales.
.

TANDY LEATHER FACTORY, INC.
CONSOLIDATED BALANCE SHEETS

	9/30/18	12/31/17
ASSETS
CURRENT ASSETS:
Cash	$16,814,972	$18,337,258
Accounts receivable-trade, net of allowance for doubtful accounts
of $9,839 and $22,642 in 2018 and 2017, respectively	418,612	461,212
Inventory	40,742,630	37,311,197
Prepaid income taxes	452,389	41,307
Prepaid expenses	1,348,113	1,473,147
Other current assets	290,028	189,029
Total current assets	60,044,744	57,813,150

PROPERTY AND EQUIPMENT, at cost	27,950,353	27,218,481
Less accumulated depreciation and amortization	(12,976,025)	(11,750,639)
	14,974,328	15,467,842

DEFERRED INCOME TAXES	281,721	271,738
GOODWILL	960,304	962,949
OTHER INTANGIBLES, net of accumulated amortization of
$712,000 and $710,000 in 2018 and 2017, respectively	17,166	19,222
OTHER ASSETS	387,487	379,695
	$76,665,750	$74,914,596

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$1,441,975	$1,413,450
Accrued expenses and other liabilities	4,512,211	4,953,477
Current maturities of long-term debt	174,056	614,311
Total current liabilities	6,128,242	6,981,238

DEFERRED INCOME TAXES	1,467,481	1,636,958

LONG-TERM DEBT, net of current maturities	8,180,613	6,757,419
CAPITAL LEASE OBLIGATION, net of current maturities
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.10 par value; 20,000,000 shares
authorized, none issued or outstanding	-	-
Common stock, $0.0024 par value; 25,000,000 shares
authorized, 11,330,340 and 11,313,592 shares issued at 2018 and 2017,
9,154,208 and 9,270,862 outstanding at 2018 and 2017, respectively	27,193	27,153
Paid-in capital	6,907,678	6,831,271
Retained earnings	66,345,110	63,921,244
Treasury stock at cost (2,176,132 and 2,042,830 shares at 2018 and 2017, respectively)	(11,273,822)	(10,278,584)
Accumulated other comprehensive income	(1,116,745)	(962,103)
Total stockholders' equity	60,889,414	59,538,981
	$76,665,750	$74,914,596

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30,

	THREE MONTHS		NINE MONTHS
	2018	2017	2018	2017
NET SALES	$18,887,099	$18,388,381	$58,353,784	$57,818,996

COST OF SALES	7,040,266	6,753,050	20,545,547	21,002,086

Gross profit	11,846,833	11,635,331	37,808,237	36,816,910

OPERATING EXPENSES	11,531,389	10,985,056	33,742,351	32,773,707

INCOME FROM OPERATIONS	315,444	650,275	4,065,886	4,043,203

OTHER INCOME (EXPENSE):
Interest expense	(80,710)	(53,141)	(223,534)	(143,165)
Other, net	40,846	95,936	126,459	115,599
Total other income (expense)	(39,864)	42,795	(97,075)	(27,566)

INCOME BEFORE INCOME TAXES	275,580	693,070	3,968,811	4,015,637

PROVISION FOR INCOME TAXES	397,114	171,656	1,376,634	1,235,226

NET (LOSS) INCOME	$(121,534)	$521,414	$2,592,177	$2,780,411

NET (LOSS) INCOME PER COMMON SHARE:
Basic	$(0.01)	$0.06	$0.28	$0.30
Diluted	$(0.01)	$0.06	$0.28	$0.30

Weighted Average Number of Shares Outstanding:
Basic	9,154,209	9,270,862	9,199,173	9,232,397
Diluted	9,155,031	9,273,950	9,199,959	9,246,066

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30,

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,592,177	$2,780,411
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,310,774	1,466,534
Loss on disposal or abandonment of assets	4,556	10,484
Non-cash stock-based compensation	76,447	205,380
Deferred income taxes	(115,460)	(214,092)
Foreign currency translation	(93,163)	961,860
Net changes in assets and liabilities:
Accounts receivable-trade, net	42,600	31,606
Inventory	(3,409,433)	(7,970,520)
Prepaid expenses	125,034	(43,507)
Other current assets	(111,688)	(212,527)
Accounts payable-trade	28,525	947,132
Accrued expenses and other liabilities	(609,577)	(1,323,785)
Income taxes payable	(475,082)	16,816
Total adjustments	(3,226,467)	(6,124,619)
Net cash used in operating activities	(634,290)	(3,344,208)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(887,679)	(1,530,547)
Proceeds from sale of assets	17,718	699
Increase in other assets	(5,736)	(32,268)
Net cash used in investing activities	(875,697)	(1,033,927)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable and long term debt	982,939	-
Repurchase of common stock (treasury stock)	(995,238)	-
Proceeds from exercise of stock options	-	223,404
Net cash (used in) provided by financing activities	(12,299)	223,404

NET DECREASE IN CASH	(1,522,286)	(4,682,920)

CASH, beginning of period	18,337,258	16,862,304

CASH, end of period	$16,814,972	$12,179,384

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$223,534	$143,165
Income tax paid during the period, net of (refunds)	$1,967,176	$1,218,410